EXHIBIT 99

March 1, 2019

Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Albrecht Becomes Chief Financial Officer of Sonoco
Cummings Named Corporate Treasurer

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today announced that Julie Albrecht has assumed responsibilities as the Company’s Vice President and Chief Financial Officer, effective today. Albrecht was named the Company’s CFO-elect in December 2018, and is replacing Barry Saunders, Senior Vice President and most recent CFO, who is retiring on April 1.
Albrecht reports to Rob Tiede, President and Chief Executive Officer, and is a member of the Company’s Executive Committee.
“We’re proud of our strong financial position, and trust Julie to continue building on our 120-year foundation,” Tiede said. “During her time at Sonoco, she has been instrumental in driving significant improvement in cash flow, while handling the financing for several strategic acquisitions totaling approximately $700 million.”
Albrecht, 51, joined Sonoco in 2017 and has served as Vice President, Treasurer and Assistant CFO, responsible for the Company’s treasury, tax and risk management functions. During that time, she managed the Company’s relationships with credit rating agencies and commercial banks, and has been responsible for investment and risk management of the Company’s retirement benefit plans. Before joining Sonoco, she held senior finance roles for several public companies. A photo of Albrecht can be found here.
In addition, Albrecht announced that Harold (Hal) G. Cummings, III, has been promoted to Staff Vice President, Corporate Treasurer, reporting to her, effective today. Previously, Cummings was Staff Vice President, Business Unit Finance, and in total he has 26 years of service to Sonoco working in a variety of financial planning and accounting roles. He is a member of Sonoco’s Management Committee.
“Hal’s broad experience across our Consumer and Industrial businesses and his strong financial acumen give him a solid background for his new position on our finance team,” said Albrecht.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019. For more information, visit www.sonoco.com.

# # #
1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com